Exhibit 99.1

PRESS RELEASE

Prothena Provides Updates on PRX012, PRX123, Birtamimab and Portfolio Programs

•	Updates on PRX012 and PRX123 for treatment of Alzheimer’s disease, and on birtamimab for treatment of AL amyloidosis

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Remain on track with partnered programs: Bristol Myers Squibb (BMS-986446 for the treatment of Alzheimer’s disease), Roche (Prasinezumab for the treatment of Parkinson’s disease) and Novo Nordisk (NNC6019 for the treatment of ATTR amyloidosis)

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Prothena remains well financed with cash, cash equivalents, and restricted cash of approximately $621 million at year end 2023, providing sufficient capital beyond the completion of its ongoing clinical trials

DUBLIN, Ireland, January 8, 2024 — Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, provided a business update on portfolio programs.

Key Business Updates and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease (AD)

PRX012, a wholly-owned potential best-in-class, next-generation subcutaneous antibody for the treatment of AD that targets a key epitope at the N-terminus of amyloid beta (Aß) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track Designation for PRX012 for the treatment of AD.

•	Encouraging amyloid reduction seen following six months of treatment at 70mg and ARIA-E rate consistent with placebo

•	Data supports once-monthly subcutaneous treatment and dose escalation in multiple-ascending dose cohorts (200mg and up to 400mg)

•	Ongoing Phase 1 trial continues as planned and expect to update in 2024

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of AD that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal human biology of AD. BMS-986446 is part of a Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb.

•	Bristol Myers Squibb reported that Phase 1 data supports rapidly moving BMS-986446 into a Phase 2 clinical trial in 1H 2024

PRX123, a wholly-owned potential first-in-class dual Aß/tau vaccine designed for the treatment and prevention of AD, is a dual-target vaccine targeting key epitopes within the N-terminus of Aß and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau

•	Investigational new drug (IND) application cleared by FDA

•	Fast Track designation granted by FDA

•	Phase 1 timeline update expected in 2024 in order to optimize capital allocation across robust clinical portfolio

Parkinson’s Disease (PD)

Prasinezumab, a potential first-in-class antibody for the treatment of PD designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche

•	Roche completed enrollment for the Phase 2b PADOVA clinical trial in patients with early PD (NCT04777331); topline results expected in 2024

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class amyloid depleter antibody for the treatment of AL amyloidosis designed to directly neutralize soluble toxic aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with advanced disease (e.g., Mayo Stage IV) are at the highest risk for early death. Birtamimab has been granted Fast Track Designation by the FDA for the treatment of patients with Mayo Stage IV AL amyloidosis to reduce the risk of mortality and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency. A significant survival benefit was observed in the analysis of birtamimab-treated patients categorized as Mayo Stage IV at baseline in the previous Phase 3 VITAL clinical trial (Blood 2023).

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The ongoing confirmatory Phase 3 AFFIRM-AL clinical trial (NCT04973137) in patients with Mayo Stage IV AL amyloidosis is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a significance level of 0.10

•	Patient enrollment remains on track and a re-estimation, based on a predetermined number of mortality events, has full topline study results expected between 4Q 2024 and 2Q 2025

•	An interim analysis for overwhelming efficacy will be performed when approximately 50% of the events have occurred

ATTR Amyloidosis

NNC6019 (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR cardiomyopathy designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein and is being developed by Novo Nordisk as part of their up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline

•	Phase 2 clinical trial in patients with ATTR cardiomyopathy is being conducted by Novo Nordisk (NCT05442047); topline results expected in 2024

Update on Financial Position for December 31, 2023

At December 31, 2023, Prothena had cash, cash equivalents, and restricted cash of approximately $621 million. Cash on hand provides sufficient capital which takes Prothena beyond the completion of its ongoing clinical trials.

About the Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb

This global neuroscience research and development collaboration is focused on three proteins implicated in the pathogenesis of several neurodegenerative diseases, including tau, TDP-43 and an undisclosed target. BMS-986446 (PRX005) is designed to be a best-in-class anti-tau, MTBR-specific antibody for the potential treatment of Alzheimer’s disease and is the first program to advance to the clinic from this collaboration. Prothena is eligible to receive up to an additional $160 million for U.S. rights, up to an additional $110 million for global rights, and up to $1.7 billion for regulatory and commercial milestone payments for a total of up to $2.2 billion, which also includes amounts received to date, plus potential tiered commercial sales royalties across multiple programs.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, our cash, cash equivalents, and restricted cash at December 31, 2023; the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2024, 2025, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, birtamimab, and NNC6019/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, birtamimab, and NNC6019/PRX004; and the expected timing of reporting data from clinical trials, including any substantive updates regarding our ongoing Phase 1 clinical trial evaluating PRX012 in 2024 and topline study results for our Phase 3 AFFIRM-AL clinical trial between 4Q 2024 and 2Q 2025. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 2, 2023, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

Contacts:

Investors

Mark Johnson, CFA, Vice President, Investor Relations

650-417-1974, mark.johnson@prothena.com

Media

Michael Bachner, Senior Director, Corporate Communications

609-664-7308, michael.bachner@prothena.com